Exhibit 10.1
Amended Non-Employee Director Compensation Summary
1. Each non-employee Board member will receive a $20,000 annual retainer. The non-executive chairman of the Board will receive an additional $80,000 annual retainer. The chairman of the Audit Committee will receive an additional $10,000 annual retainer. The non-executive chairman shall not be the chairman of any committee of the Board.
2. The annual retainer amounts set forth above shall be payable quarterly in arrears on the fifth business day prior to the end of each calendar quarter. For each year, any such Board member may elect (by giving written notice to the Company on or before the first business day of the applicable calendar year) to receive such annual retainer in the form of shares of Common Stock of the Company, payable quarterly in arrears on the fifth business day prior to the end of each calendar quarter under the Town Sports International Holdings, Inc. 2006 Stock Incentive Plan, as amended (the “Plan”) (with the value of such shares of Common Stock being the Fair Market Value (as defined in the Plan) thereof on the fifth business day before the end of each calendar quarter). Notwithstanding the preceding sentence, any Board member who has so elected to receive such annual retainer in the form of shares of Common Stock of the Company may revoke such election for the balance of such calendar year by giving written notice to the Company at any time when such Board member is otherwise eligible to purchase and sell shares of Common Stock of the Company pursuant to the Company’s then existing trading policies and procedures with respect to such purchases and sales. This annual retainer will be pro rated for any partial year.
3. Each existing non-employee Board member will receive an annual stock option grant of 1,000 shares on the first business day of each calendar year with the exercise price being the Fair Market Value thereof on the date of the grant. Each annual grant will vest on the first anniversary of the grant and will otherwise be subject to the terms of the Plan. Additional grants may be made from time to time.
4. Each new non-employee Board member joining the Board will receive an initial stock option grant of 5,000 shares with the exercise price being the Fair Market Value thereof on the date of the grant. The grant will vest in three equal installments on the first, second and third anniversaries of the grant, respectively. Each new non-employee Board member will be eligible in the following year to receive the annual stock option grant referred to in Section 3 above.
5. Each non-employee Board member (other than the non-executive chairman) will receive an additional $3,000 for each Board meeting that such Board member attends in person and an additional $1,000 for each Board meeting that such Board member attends via telephone. The non-executive chairman shall not receive any fees for attending any meetings of the Board.
6. Each non-employee Board member of a committee (other than the members of the Audit Committee and the non-executive chairman) will receive an additional $1,000 for each Board committee meeting that such Board member attends in person and an additional $500 for each Board committee meeting that such Board member attends via telephone.
7. Each non-employee Board member of the Audit Committee (other than the non-executive chairman) will receive an additional $2,500 for each Audit Committee meeting that such Board member attends in person and an additional $1,000 for each Audit Committee meeting that such Board member attends via telephone.
8. The non-executive chairman shall not receive any fees for attending any meetings of any Board committee.
9. Each non-employee Board member and each member of a Board committee will be reimbursed for any out-of-pocket expenses reasonably incurred by him or her in connection with services provided in such capacity.
Approved July 27, 2010